Exhibit 10.28

COMMERCIAL LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter “License” or “Agreement”) is by and between Med-Fit Systems, Inc. a California corporation (“Buyer”) and Nautilus, Inc., a Washington corporation (“Nautilus”) (collectively the “Parties”). This License is an exhibit to an Asset Purchase Agreement (the “APA”) entered into on the same date between the Parties.

This Agreement shall be effective as of February 18, 2010 (“the Effective Date”).

The Parties agree as follows:

1.	Definitions and List of Schedules

1.1.	Unless expressly defined otherwise herein, any term defined in the Asset Purchase Agreement shall have the same meaning in this Agreement.

1.2.	“Accessories” shall mean products for use with Fitness Products. By way of example, but not of limitation, Accessories shall include benches for weight training, stands for supporting weights, mats, flooring, data storage for tracking workouts, interfaces, media players, televisions, entertainment and training software, and similar.

1.3.	“Affiliate” shall have the meaning set forth in rule 12b-2 of the regulations promulgated under the Securities Exchange Act in force as of the effective date of this License.

1.4.	“Asset Purchase Agreement” or “APA” shall mean the agreement entered into between the Parties to which this Agreement is an exhibit.

1.5.

“Cardio Products” shall mean products intended to improve cardiovascular fitness, primarily through aerobic conditioning. By way of example, but not of limitation, Cardio Products shall include treadmills, stationary cycles (upright and recumbent), elliptical machines, steppers, and all products that attach to, or physically interface with, treadmills, stationary cycles, elliptical machines, and steppers. Cardio Products typically use motors/generators in their operation and electrical controls for controlling its operation. A multipurpose machine or combined strength/cardio product shall be deemed a Cardio Product. Any fitness product, other than accessories, that cannot clearly be categorized as a Strength Product shall be deemed a Cardio Product. Cardio Products shall not include TREADCLIMBER® Products.

1.6.	“Cardio Products Licenses” shall mean the licenses listed in § 2 that license use of Nautilus Marks, Commercial Marks, Nautilus Patents, Commercial Patents or Other Commercial IP on Cardio Products.

1.7.	“Commercial Branded” shall mean goods bearing or displaying a Commercial Mark.

1.8.	“Commercial Channel” shall mean bona fide sales of Fitness Products and Accessories to institutional, commercial, and professional entities that are not Affiliates of Buyer and that provide access to the products to multiple users (i.e., the products are available for use by club members, employees, contractors, etc.). Commercial Channel entities include fitness centers, gyms, health clubs, studios, hotels, resorts, schools, military, commercial fitness, medical and senior/long term care dealers and facilities, and corporate employee centers that provide the fitness equipment for use by numerous persons. The Commercial Channel includes Specialty Fitness Retailers, as defined below. The Commercial Channel does not include and explicitly excludes all other sales or distributions of Fitness Products, including but not limited to sales and other distributions to: (a) end users (non-commercial users, typically home use) and resellers, such as retailers and online and direct resellers; and/or (b) any entity where there is reason to know that such entity is selling or distributing to end users and/or resellers (except as used equipment following normal use in the entity’s facility). The Commercial Channel is further defined as Fitness Products sold at or above the applicable Minimum Invoice Price (for purposes of differentiating Commercial Fitness Products from products sold in the Retail Channel and the Direct Channel).

1.9.	“Commercial Marks” shall mean the trademarks listed in Schedule B (comprising trademarks for Fitness Products and Accessories sold in the Commercial Channel). The Commercial Marks and related goodwill will be assigned to Buyer at the time specified in § 2.22 provided the conditions to assignment set out in said section are met.

1.10.	“Commercial Patents” shall mean patents and applications listed in Schedule D that exclusively read on Fitness Products currently offered in the Commercial Channel. Commercial Patents shall include patents and applications relating to a design and development project known to the Parties as Manhattan (“Manhattan Patents”) and all patents that relate back to a Manhattan Patent for priority. The Commercial Patents will be assigned to Buyer at the time specified in § 2.22, provided the conditions to assignment set out in said section are met.

1.10.1.	Nautilus shall file a patent application directed to the inventions of the Manhattan project within 90 days of the Effective Date and revise the Schedule D when the application receives a serial number. A place holder shall appear on Schedule D as “Manhattan Patents.”

1.11.	“Competitor” shall mean an entity that sells, offers to sell, or distributes Fitness Products in the Retail Channel or Direct Channel. A contract manufacturer that manufactures on specification and sells only to a reseller is not a Competitor. On information, as of the Effective Date, the following entities are Competitors: the entities doing business as ICON Health & Fitness, Inc., Amer Sports (includes Precor whether or not affiliated with Amer), Johnson Fitness Co. (includes Matrix, Vision, and Horizon whether or not affiliated with Johnson), Brunswick Corporate (including Life Fitness whether or not affiliated with Brunswick), Cybex International, Inc., and Technogym SpA and all entities own or controlled by those entities. Nautilus may designate additional entities as Competitors at the time Buyer desires to assign this Agreement, provided such additional entities sell, offer to sell, or distribute Fitness Products in the Retail Channel or the Direct Channel.

1.12.

“Confidential Information” shall mean (i) proprietary information that one party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”); (ii) information marked or designated by the Disclosing Party as confidential; and (iii) information, whether or not in written form and whether or not designated as confidential, that is known by the Receiving Party to be treated by the Disclosing Party as confidential or which, given the nature of the information or the circumstances surrounding its disclosure, would be understood by a reasonable person as being confidential or proprietary. Confidential Information shall not include: (i) information that is publicly available at the time of disclosure by the Disclosing Party to the Receiving Party or its Representatives; (ii) information that becomes publicly available other than through actions of the Receiving Party or any of its Representatives in violation of this Agreement; (iii) information already known to the Receiving Party as documented by written records that predate the disclosure; (iv) information from the Disclosing Party that becomes owned by the Receiving Party; (v) information rightfully obtained from third parties and not subject to any obligation of confidentiality to the Disclosing Party; (vi) information independently developed by the Receiving Party without use of, reference to, or reliance on the Disclosing Party’s Confidential Information; and (vii) any information following the expiration of five (5) years from the date of the first disclosure thereof to the Receiving Party.

1.13.	“Direct Channel” shall mean bona fide sales of Fitness Products and Accessories directly to customers (end users) who are not in the Commercial Channel or Retail Channel, such as to individuals who will use or gift the products, and who will not make the products available to additional users in a commercial, business, government, or group setting.

1.14.	“Discontinued Products” shall mean end of life products that were distributed or sold by Buyer as Fitness Products bearing a Nautilus Mark or Commercial Mark for at least 12 months and are in inventory or WIP and are (a) discontinued with no comparable product offering planned for at least 12 months or (b) substantially modified such that an average consumer would visually see a difference between a Discontinued Product and its modified version.

1.15.	“Fitness Products” shall mean Strength Products and Cardio Products and does not include products having a primary intended function of enabling users to play sports (e.g., tennis racquets, bats, gloves, and similar) or to be used in transportation (e.g., bicycles, skateboards, and etc.).

1.16.	“Gross Sales” “Gross Sales” shall mean the total invoice price of all Nautilus Branded and Commercial Branded Fitness Products and Accessories, and all related charges of any type whether separately invoiced (including, but not limited to, shipping charges, taxes, and delivery charges) and whether the referenced products are sold, leased or otherwise distributed.

1.17.	“Licensed IP” shall mean the intellectual property rights licensed to Buyer pursuant to this Agreement, consisting of the Licensed Marks, the Licensed Patents, and the Other Commercial IP. The scope of the Licensed IP may change over time, as provided elsewhere in this Agreement.

1.18.	“Licensed Marks” shall mean Nautilus Marks and the Commercial Marks collectively.

1.19.	“Licensed Patents” shall mean the Nautilus Patents and Commercial Patents collectively.

1.20.	“Marketing Collateral” shall mean all tangible materials and items, except for Fitness Products, bearing a Nautilus Mark or Commercial Mark and distributed by Buyer primarily to induce sales or promote brand awareness. Marketing Collateral includes but is not limited to brochures, flyers, manuals, guides, clothing, novelty items, online content, etc. that bear a Licensed Mark and are distributed to promote the brand or products.

1.21.	“Minimum Invoice Price” shall mean the lowest price invoiced by Buyer to a customer within the Commercial Channel for Cardio Products. Thus, for example, the Minimum Invoice Price of a treadmill sold with a television and media player is the invoiced price of the sale minus the average invoice price for the television and media player sold separately. The Minimum Invoice Price for Cardio Products is shown in the following table. The Minimum Invoice Price does not apply to Strength Products due to the nature of category. The Minimum Invoice Price shall change in proportion to the CPI-U as described in § 3.2. In the event this clause is challenged by a Government agency as anti-competitive or a violation of anti-trust laws or regulations, then this clause and all references to Minimum Invoice Price shall be deemed severed from this Agreement as of the Effective Date.

Cardio Product	Minimum Invoice Price Calendar Year 2010

Treadmill	US$	2700

Elliptical Machine	US$	2100

Upright Cycle	US$	2100

Recumbent Cycle	US$	1700

Other Cardio Products	US$	2000

1.22.	“Nautilus Branded” shall mean goods bearing or displaying a Nautilus Mark.

1.23.	“Nautilus Marks” that shall mean the NAUTILUS trademarks listed in Schedule A (comprising NAUTILUS, all compound marks that include NAUTILUS, the cam logo, NAUTILUS ONE, NAUTILUS NITRO and common law marks that include NAUTILUS). As set forth below, Nautilus Marks shall be licensed to Buyer and Nautilus shall retain ownerships and all other rights pertaining thereto.

1.24.	“Nautilus Patents” shall mean patents and applications owned by Nautilus and relating to Fitness Products and Accessories in the Commercial Channel and listed in Schedule C. Nautilus Patents does not include patents relating to TreadClimber® Products.

1.25.	“Net Sales” means Gross Sales less: (a) returns of Fitness Products and Accessories actually received by Buyer; (b) refunds actually paid by Buyer to customers and cancellation of orders from Buyer by customers for Fitness Products and Accessories; (c) local, State and federal sales, VAT, and use and excise taxes required to be charged by Buyer for sales of Fitness Products and Accessories, if separately stated on an invoice; and (d) freight charges and delivery fees, if separately stated on an invoice, and provided that any such separately stated freight charges and delivery fees do not exceed one hundred and ten (110) percent of the actual costs incurred by Buyer for freight and delivery.

1.26.	“Other Commercial IP” shall mean Nautilus copyrights, trade secrets, and know-how in existence prior to the Effective Date and used by Nautilus in connection with distribution, marketing, sales, and support of Nautilus goods in the Commercial Channel and including Technical Assets.

1.27.	“Retail Channel” shall mean bona fide sales of Fitness Products and Accessories to a third party reseller for resale to end users. Such resellers include resellers with a physical store and online resellers and resellers employing any means of direct marketing. The Retail Channel includes specialty fitness retailers.

1.28.	“Specialty Fitness Retailers” shall mean retailers selling fitness equipment and fitness accessories and the sales of fitness equipment and accessories constitutes at least 90% of the retailers total sales. By way of example only, and not of limitation, Specialty Fitness Retailers does not include Dick’s Sporting Goods, Cabelas, Sports Authority, or other retailers having greater than 10% sales of non-fitness equipment.

1.29.	“Strength Products” shall mean products intended to condition muscles, primarily through anaerobic conditioning. By way of example, but not of limitation, Strength Products shall include weight stations such as Nautilus One®, Nautilus Nitro®, Nitro Plus, and Studio, and free-weight stations, Freedom Trainer™, Gravitron®, and XPLOAD stations and machines. Strength Products do not use motors or electrical controls for their operation, but motors/electric controls may be used, for example, in selecting weights or reporting user results.

1.30.	“Strength Products and Accessories Licenses” shall mean the licenses specified below that license use of Nautilus Marks, Commercial Marks, Nautilus Patents, Commercial Patents or Other Commercial IP on Strength Products and Accessories.

1.31.	“Successor-in-Interest” or “Successor” shall mean any third party that acquires substantially all the stock or assets of Buyer pertaining to Buyer’s Fitness Products business.

1.32.	“Technical Assets” shall have the meaning as defined in the APA.

1.33.	“TreadClimber Products” shall mean single-user fitness machines having dual treadles or dual treadmills supported by a frame.

1.34.	Attached Schedules:

Schedule A: Nautilus Marks

Schedule B: Commercial Marks

Schedule C: Nautilus Patents

Schedule D: Commercial Patents

Schedule E: Trademark Usage Guide

Schedule F: Quality Control Provisions

Schedule G: Electronic Payment Instructions

2.	License Grants

2.1.	All licenses granted herein are subject to all the terms of this Agreement, including § 2.19.

Cardio Products Licenses

2.2.	Nautilus hereby grants to Buyer a non-exclusive license to use the Nautilus Marks in the Commercial Channel on Cardio Products sold at a price meeting or exceeding the Minimum Invoice Price.

2.3.	Nautilus hereby grants to Buyer a non-exclusive license to use the Commercial Marks in the Commercial Channel on Cardio Products sold at a price meeting or exceeding the Minimum Invoice Price.

2.4.	Nautilus hereby grants Buyer a non-exclusive license to the Nautilus Patents to make, have made, use, sell, offer to sell, and import Nautilus Branded and Commercial Branded Cardio Products in the Commercial Channel.

2.5.	Nautilus hereby grants Buyer a non-exclusive license to the Commercial Patents to make, have made, use, sell, offer to sell, and import Nautilus Branded and Commercial Branded Cardio Products in the Commercial Channel.

2.6.	Nautilus hereby grants to Buyer a non-exclusive license to use the Nautilus Marks and the Commercial Marks in the Commercial Channel on Marketing Collateral associated with the commerce of Cardio Products.

2.7.	Nautilus hereby grants Buyer a non-exclusive license to the Other Commercial IP to use, sell, offer to sell, import, reproduce, and make derivate works relating to Nautilus Branded and Commercial Branded Cardio Products in the Commercial Channel.

2.8.	For the avoidance of doubt, the licenses to the Nautilus Patents and the Commercial Patents (prior to assignment) extend to Nautilus Branded and Commercial Branded goods only.

2.9.	The Cardio Products Licenses shall be worldwide, non-sublicensable (except to Affiliates of Buyer), and royalty bearing. The Cardio Products Licenses may be assigned to a Successor-in-Interest in accordance with the terms below.

Strength Products and Accessories Licenses:

2.10.	Nautilus hereby grants to Buyer a non-exclusive license to use the Nautilus Marks in the Commercial Channel on Strength Products and Accessories.

2.11.	Nautilus hereby grants to Buyer a non-exclusive license to use the Commercial Marks in the Commercial Channel on Strength Products and Accessories.

2.12.	Nautilus hereby grants Buyer a non-exclusive license to the Nautilus Patents to make, have made, use, sell, offer to sell, and import Nautilus Branded and Commercial Branded Strength Products and Accessories in the Commercial Channel.

2.13.	Nautilus hereby grants Buyer a non-exclusive license to the Commercial Patents to make, have made, use, sell, offer to sell, and import Nautilus Branded and Commercial Branded Strength Products in the Commercial Channel.

2.14.	Nautilus hereby grants to Buyer a non-exclusive license to use the Nautilus Marks and the Commercial Marks in the Commercial Channel on Marketing Collateral associated with the commerce of Strength Products and Accessories.

2.15.	Nautilus hereby grants Buyer a non-exclusive license to the Other Commercial IP to use, sell, offer to sell, import, reproduce, and make derivate works relating to Nautilus Branded and Commercial Branded Strength Products and Accessories in the Commercial Channel.

2.16.	For the avoidance of doubt, the licenses to the Nautilus Patents and the Commercial Patents (prior to assignment) extend to Nautilus Branded and/or Commercial Branded goods only.

2.17.	The Strength Products and Accessories Licenses shall be worldwide, non-sublicensable (except to Affiliates of Buyer), and royalty bearing. The Strength Products and Accessories Licenses may be assigned to a Successor-in-Interest in accordance with the terms below.

2.18.	The licenses granted herein notwithstanding, Buyer shall not use the Licensed Marks on or in connection with Cardio Products sold at a price less than the Minimum Invoice Price, and Buyer shall not incorporate the Nautilus Patents in Cardio Products sold at a price lower than the Minimum Invoice Price or on products other than Nautilus Branded goods or Commercial Branded goods. Buyer may use the Licensed Marks on Strength Products and Accessories sold in the Commercial Channel regardless of invoice price.

Covenant, Other Licenses, and Assignment

2.19.	Nautilus Covenants:

2.19.1.	Except as stated below, while this License is in effect Nautilus hereby covenants that it shall not grant a license to any third party under the Nautilus Marks or the Commercial Marks for use in the Commercial Channel, except that Nautilus may license third parties under the Nautilus Marks for Cardio Products in the Commerial Channel after Buyer’s license to the Nautilus Marks on Cardio Products terminates.

2.19.2.	While this License is in effect, Nautilus hereby covenants that it shall not use the Nautilus Marks, Commercial Marks, Nautilus Patents, or Commercial Patents to sell or offer to sell Strength Products in the Commercial Channel in competition with Buyer’s products, except that Nautilus shall have no restrictions within the Specialty Fitness Retailers portion of the Commercial Channel.

2.19.3.	Nautilus hereby covenants that it shall not use the Nautilus Marks, Commercial Marks, Nautilus Patents, or Commercial Patents to sell or offer to sell Cardio Products in the Commercial Channel in competition with Buyer’s products during the term of Buyer’s license to use the Nautilus Marks, except that Nautilus may use the Nautilus Marks and other trademarks in the Commercial Channel on Treadclimber Products and Nautilus may license third parties to sell or distribute in the Commercial Channel Treadclimber Products.

2.19.4.	Nautilus covenants that it shall not use the Commercial Marks for any purpose so long as this Agreement is in effect and Nautilus shall not use the Commercial Marks after assignment of the Commercial Marks.

2.19.5.	An exception to the above Nautilus Covenants is that Nautilus may, in its sole discretion, license any third party any Nautilus owned intellectual property right, including the Nautilus Patents, in connection with the resolution of a bona fide dispute including litigation, settlement, arbitration, or mediation.

2.20.	Extended Patent License to Nautilus Patents: When Buyer transitions the Cardio Products from Nautilus Branded Products to another trademark, Buyer may elect to use the Nautilus Patents under the Extended Patent License granted below and Buyer agrees to the royalty terms of § 3.6.1 if Buyer avails itself of the Extended Patent License.

2.20.1.	Effective January 1, 2016 and upon election by Buyer, Nautilus hereby grants Buyer a non-exclusive license to the Nautilus Patents to make, have made, use, sell, offer to sell, and import Cardio Products for sale in the Commercial Channel.

2.21.	Discontinued Products: Nautilus hereby grants to Buyer a license to use the Nautilus Marks and Commercial Marks in the Commercial Channel on Discontinued Products. This license shall be world-wide, non-exclusive, non-sublicensable (except to Affiliates of Buyer), and non-assignable, except to a Successor-in-Interest.

2.22.	Assignments: Upon written notice by Buyer and total royalty payments by Buyer to Nautilus of US$2.0 Million or January 1, 2012, whichever occurs later, NAUTILUS shall:

(i) Assign to Buyer the Commercial Patents listed in Schedule D; and

(ii) Assign to Buyer the Commercial Marks listed in Schedule B and associated goodwill.

2.22.1.	After assignment of the Commercial Patents and Commercial Trademarks to Buyer, Buyer shall have full title to the Commercial Patents and Commercial Trademarks and the licenses pertaining to Commercial Patents and Commercial Trademarks shall expire.

2.22.2.	The assignment to Buyer shall include a license grant of sufficient scope by Buyer to Nautilus of all the patent rights, to enable Nautilus to fully exploit the assigned patent rights for all Nautilus activities in the Retail Channel and Direct Channel. The license grant by Buyer to Nautilus of the Manhattan Patents shall be exclusive to Nautilus in the Retail and Direct Channels.

2.23.	Covenant Not To Sue: While this License is in effect Nautilus hereby covenants not to sue Buyer for infringement of any Nautilus owned or licensed intellectual property rights not licensed herein for Buyer’s manufacture, distribution, sale, offer to sell, use in commerce, importation, display, reproduction, or derivative works of Fitness Products, Accessories, and Marketing Collateral in the Commercial Channel only.

2.23.1.	“Fitness Products,” and by extension this Covenant, do not include the TreadClimber Products or intellectual property rights thereto.

2.23.2.	This Covenant is personal to Buyer and is not transferable or assignable without the express written permission of Nautilus. This Covenant shall be null and void and shall have no effect in the event that Buyer is or becomes a competitor of Nautilus in the Retail or Direct Channels.

2.24.	For the avoidance of doubt, the Parties agree that all inventions, works, trade secrets, and know-how created by Buyer after the Effective Date shall be the property of Buyer and Nautilus shall have rights therein only as expressly stated in this Agreement; further, Buyer shall own its rights in derivative works and inventions it creates after the Effective Date even if the underlying work or invention is Licensed IP.

2.25.	Nautilus hereby assigns to Buyer, in connection with this sale of the commercial business, all of Nautilus’ rights and interest in the License Agreement dated 1 Oct. 2002 between Quinton, Inc. and Nautilus, Inc. and Buyer agrees to assume all rights and obligations of the License Agreement and Buyer shall indemnify Nautilus for all actions of Buyer in connection therewith.

3.	Royalty

3.1.	For the Licenses granted herein, Buyer shall pay to Nautilus a running royalty according to the following schedule. Royalty calculations are made on a calendar year basis. Royalty payments shall be quarterly. Each quarterly payment shall be the higher of the Minimum Royalty specified for the period or the running royalty calculated as a percent of Net Sales for the quarter. Buyer shall submit a report with each royalty payment as specified below.

3.2.	The Minimum Royalty and Minimum Invoice Price shall change annually based on the annual U.S. CPI-U index. The Minimum Royalty and Minimum Invoice Price shall change in direct proportion to the percent change in the CPI index between the current year and the previous year, provided however that the amount of any change in the Minimum Royalty and the Minimum Invoice Price shall not exceed 4.0% per annum. The following example illustrates the computation of percent change:

CPI for current year	136.0
Less CPI for previous year	129.9
Equals index point change	6.1
Divided by previous year CPI	129.9
Equals	0.047
Result multiplied by 100	0.047 x 100
Equals percent change	4.7

Thus, for example, if the previous year Minimum Royalty was $300K per year and the CPI-U is as shown above, then the Minimum Royalty for the current year shall increase by 4.0% (because the actual change in the CPI is greater than the maximum percent change of 4%) or $12,000 to $312K per year (payable as $78,000 per quarter). For the avoidance of doubt, the Minimum Royalty is paid only when the actual percent royalty on Net Sales for a quarter is less than the Minimum Royalty for the same quarter.

The Minimum Royalty stated throughout this Agreement is for calendar year 2010. All Minimum Royalty amounts shall be adjusted under this section even those that begin later such as those specific in the Renewal and Transition Terms, below.

3.3.	The Initial Term: CYs 2010—2013 (all products)

3.3.1.	Royalty shall be calculated on Net Sales of Nautilus Branded and Commercial Branded Strength Products, Accessories, and Cardio Products

3.3.2.	On Net Sales up to $20M, no royalty calculated, except Minimum Royalty still applicable.

3.3.3.	On Net Sales over $20M, Buyer shall pay Nautilus a royalty equal to 2% of those Net Sales or the Minimum Royalty, whichever is greater.

3.3.4.	The Minimum Royalty during Initial Term shall be $75K/qtr., adjusted per § 3.2.

3.3.5.	The Initial Term shall cover the calendar years 2010 to 2013, inclusive.

3.4.	The Strength Renewal Term (for Nautilus Branded Strength Products and Accessories only)

3.4.1.	Royalty shall be calculated on Net Sales of Nautilus Branded (and Commercial Branded if not assigned) Strength Products and Accessories.

3.4.2.	Buyer shall pay Nautilus a royalty equal to 2% of Net Sales or the Minimum Royalty, whichever is greater in CY 2014 and CY 2015 and Buyer shall pay Nautilus a royalty equal to 5% of Net Sales or the Minimum Royalty, whichever is greater beginning CY 2016 and thereafter.

3.4.3.	The Minimum Royalty for the Strength Renewal Term shall be $125K/qtr., adjusted per § 3.2.

3.4.4.	The Strength Renewal Term shall begin 1/1/2014 and terminate upon termination of this Agreement.

3.5.	The Cardio Transition Term (for Cardio Products only)

3.5.1.	The Cardio Transition Term shall begin 1/1/2014 and terminate on 12/31/2015.

3.5.2.	Royalty shall be calculated on Net Sales of Nautilus Branded (and Commercial Branded if not assigned) Cardio Products.

3.5.3.	Buyer shall pay Nautilus a royalty equal to 2% of all Net Sales or the Minimum Royalty, whichever is greater.

3.5.4.	Minimum Royalty for the Cardio Renewal Term shall be $75K/qtr., adjusted per § 3.2.

3.6.	The Extended Patent Term (for Cardio Products Only)

3.6.1.	In the event Buyer avails itself of the Extended Patent Term of § 2.20, then Buyer shall pay Nautilus a royalty equal to 2% of all Net Sales of those Cardio Products incorporating an invention of a Licensed Patent.

3.6.2.	There is no Minimum Royalty obligation for the Extended Patent Term license.

The following table provides examples of the royalty payments under different terms and sales events (this table is for clarification only, the above terms govern the royalty calculation):

Year	Term	Annual Net Sales	Royalty Due

2010	Initial	Strength & Access. 18M Cardio $15M	$75K/qtr (min. royalty)

2011	Initial	Strength & Access. $25M Cardio $20M	$500K/yr Payable qtr, when earned

3.7.	Pass Through Royalty: Buyer shall reimburse Nautilus for all royalty payments made by Nautilus to any third party based on goods sold by Buyer not to exceed 7% of the invoice price of a product. That is, where Buyer sells a good that incurs an obligation for Nautilus to pay a royalty to a non-affiliated party, then Buyer shall reimburse Nautilus for that royalty payment upon invoice and proof of payment by Nautilus. The amount of the pass through royalties referenced in this §3.7 is included in Nautilus’s standard cost of Fitness Products disclosed to Buyer pursuant to the APA.

3.8.	Methods of Payments to Nautilus: All payments under this Agreement to Nautilus shall be made in U.S. Dollars and made by electronic payment as set out in Schedule G to this License. Buyer shall not be permitted to pay money in escrow or to any entity other than Nautilus, unless pursuant to written permission from Nautilus or a final court order that is not subject to appeal.

3.9.	Reports and Records: Buyer shall keep and preserve accurate records of all of its operations within the scope of this Agreement. With each payment by Buyer to Nautilus, and for the Calendar Quarter for which a payment is being paid, Buyer shall provide to Nautilus a report containing sufficient information to allow Nautilus to calculate and confirm the amount of Royalty paid, including at least the Gross Sales, Net Sales, and returns by product number (preferably SKU identifiers), Royalty calculations, Royalty due, and a Quality Control Report as specified in Schedule F during the applicable Calendar Quarter. Nautilus and its agents (e.g., accountants) shall have the right to inspect and copy such records at reasonable times during normal business hours.

3.10.	Costs of Inspection and Copying: The cost of any inspection and copying of records shall be borne by Nautilus unless a discrepancy is discovered in Nautilus’ favor in an amount that is greater than five (5) percent of the Royalty due versus the Royalty paid, in which case such costs shall be paid by Buyer.

3.11.	Record Retention: Buyer and Nautilus are not required to retain any records relating to this License Agreement for longer than five (5) years from the date of their creation.

3.12.	Currency: All amounts set forth in this Agreement are in U.S. dollars.

3.13.

Payment Schedule. The Royalty will accrue upon the earlier of the invoice date, or the shipping date for the goods by Buyer. The amounts set forth in this section are payable quarterly from Buyer to Nautilus within thirty (30) days after each calendar year quarter end on March 31st, June 30th, September 30th, and December 31st. The quarterly royalty payments shall accompany the required reports of Section 3.9.

4.	Term and Termination

4.1.	Term of Licenses:

4.1.1.	Initial Term: the Initial Term of the Licenses shall be for the four calendar years from the effective date of the License, inclusive. That is, the Initial Term shall cover the calendar years 2010, 2011, 2012, and 2013.

4.1.2.	Strength Products & Accessories: At the end of the Initial Term, and beginning on January 1, 2014, the Licenses for the Strength Products and Accessories shall automatically renew and remain in effect indefinitely unless terminated.

4.1.3.	Cardio Products: At the end of the Initial Term and beginning on January 1, 2014, the Licenses for the Cardio Products shall automatically renew for an additional term of two (2) years. Buyer shall have such additional term of two (2) years to transition from selling goods under the Nautilus Marks to selling goods under a mark other than a Nautilus Mark and not confusingly similar to a Nautilus Mark. Buyer may transition to a Commercial Mark. Accordingly, the Licenses for the Cardio Products shall terminate on Dec. 31, 2015, and Buyer may elect to accept the Extended Patent Term of §§ 2.20 and 3.6.

4.2.	Termination For Cause:

4.2.1.	Nautilus may terminate the licenses granted herein upon the following events:

(a)	Buyer’s registration or attempt to register a trademark or domain name confusingly similar to a Nautilus owned registered or common law trademark, after written notice to Buyer and Buyer’s failure to cure (e.g., abandon the registration) within 10 business days after receipt of notice;

(b)	Buyer’s failure to pay royalties after written notice to Buyer and Buyer’s failure to cure within 30 business days after receipt of notice;

(c)	Upon a third incidence within any rolling five year period of Buyer’s late payment of royalties owing to Nautilus more than 30 days after a due date, without notice by Nautilus;

(d)	Upon any lawsuit or counterclaim or administrative action by Buyer against Nautilus alleging patent infringement or challenging or contesting in any way the validity or enforceability of any of the Licensed Patents, the patent licenses granted herein shall automatically and immediately terminate;

(e)	Upon any lawsuit or counterclaim or administrative action by Buyer against Nautilus alleging trademark infringement or challenging or contesting in any way the validity or enforceability of any of the Licensed Marks, the trademark licenses granted herein shall automatically and immediately terminate;

(f)	Upon material breach of any term of this Agreement by Buyer after written notice to Buyer and Buyer’s failure to cure within 30 days after receipt of notice;

(g)	Upon any improper assignment or sublicense by Buyer of the rights granted herein after written notice to Buyer and Buyer’s failure to cure within 30 business days after receipt of notice;

(h)	In the event Buyer ceases to operate or ceases to conduct business in the Fitness Products for a period of six consecutive months;

(i)	In the event Nautilus provides proper written notice to Buyer of material breach five times within a rolling five year period, even if Buyer cures the breach within the cure period; or

(j)	In the event that Buyer fails to make a timely payment as required by Section 3 of the Med-Fit Systems, Inc. Secured Promissory Note, and if such payment is not thereafter made within an additional thirty calendar days, Nautilus may give Buyer notice of breach and Buyer’s failure to make such payment within seven business days of its receipt of the notice shall automatically terminate this License Agreement and Buyer must immediately cease all use of the Licensed IP.

4.2.2.	Buyer may terminate the licenses granted herein upon the following events:

(a)	Upon material breach of any term of this Agreement by Nautilus, after written notice to Nautilus and Nautilus’ failure to cure within 30 days after receipt of notice;

(b)	Upon any improper assignment or sublicense by Nautilus of the rights granted herein after written notice to Nautilus and Nautilus’ failure to cure within 30 business days after receipt of notice;

(c)	In the event Nautilus ceases to operate for six consecutive months; or

(d)	In the event Buyer provides proper written notice to Nautilus of material breach five times within a rolling five year period, even if Nautilus cures the breach within the cure period.

4.3.

Bankruptcy / Insolvency: The Licenses granted herein shall terminate immediately without notice to Buyer if (a) an Order for Relief is entered under Title 11 of the United States Code against Buyer by any Bankruptcy Court possessing jurisdiction over Buyer or Buyer’s assets; (b) Buyer is insolvent, either on a balance sheet test or the inability to pay its debts as they become due; (c) Buyer shall file or have filed against it a petition for the appointment of a receiver or trustee for all or substantially all of its assets and such appointment shall not be vacated or set aside within thirty (30) days from the date of such appointment; or, (d) Buyer shall make an assignment for the benefit of creditors. The Licenses granted herein shall not be assignable by any bankruptcy trustee or bankruptcy estate, trustee, receiver, assignee for the benefit of creditors, secured party or other person or entity taking possession of Buyer’s assets under any of the events set forth in this paragraph. Buyer, or its successor in any such proceeding, shall not oppose any efforts by Nautilus to reclaim the licenses or to oppose the lifting of any stay imposed by the Court or Statute to reclaim the License and rights thereunder and, Buyer shall not take any actions inconsistent with the termination provided for herein.

4.4.	Abandonment: if Buyer abandons use of the Nautilus Marks and ceases all use of the Nautilus Marks for a consecutive period of three years, Nautilus may terminate the licenses as to the Nautilus Marks.

5.	Quality Control and Use of Licensed Marks:

5.1.	The Licensed Marks are an important asset to Nautilus and all uses of the Licensed Marks by Buyer shall inure to the sole benefit of Nautilus. Buyer shall at all times use the Nautilus Marks properly and only for the sale of Fitness Products and Accessories that meet the Quality Control standards herein. Buyer shall establish procedures to insure that all goods sold bearing a Nautilus Mark or Commercial Mark adhere to Nautilus’ minimum quality standards. Generally, goods that conform to the quality of goods manufactured and sold by as of the effective date shall conform to the quality standards.

5.2.	Buyer shall only sell goods that comply with EN or ASTM standards for studio/commercial or institutional goods, respectively.

5.3.	Buyer shall comply with Consumer Product Safety Commission rules and regulations. Buyer shall have a customer complaint monitoring and reporting process.

5.4.	Buyer shall use and display the Nautilus Marks and Commercial Marks in conformance with the Trademark Usage Guidelines, Schedule E, which dictate appearance and association of the trademarks as applied to the goods. Buyer shall not create new stylized versions of the Nautilus Marks and shall not create new composite marks that include a Nautilus Mark. Buyer shall comply with revisions to the Trademark Usage Guidelines with sufficient notice; that is, Nautilus may update the marks and Buyer shall only use updated versions after reasonable time for conversion and sale of any inventory having earlier versions of the same.

5.5.	Buyer shall submit to a Nautilus representative samples of all new marketing materials (collateral), uses of the licensed marks, and marketing campaigns that include the Nautilus Marks to Nautilus for approval. Where Buyer deviates from previously approved usage of a Licensed Mark or proposes new uses of a Licensed Mark, Buyer shall obtain from Nautilus pre-approval of any and all new proposed usages of the Licensed Marks, whether in advertising, promotional materials, or otherwise. Nautilus shall have a review period of fourteen (14) days from the receipt by Nautilus from Buyer of advertising and/or promotional materials submitted for approval by Buyer to either approve or deny approval of such materials. If Written Notice of the approval or denial of approval of such materials is not provided to Buyer before the end of the fourteen (14) day review period, the submitted materials shall be deemed approved. Any Written Notice by Nautilus denying approval of the submitted materials shall provide the reasons for the disapproval and the disapproved materials shall not be used by Buyer. Buyer may correct and resubmit any disapproved materials for approval, which submission will restart the fourteen (14) day review period. Any disagreement by the Parties as to whether materials should be approved shall be subject to the dispute resolution procedures of §8 of this License.

5.6.	Buyer confirms and acknowledges that, as between the parties, Nautilus owns all rights in and to the Nautilus Marks, and prior to assignment, to the Commercial Marks. Buyer agrees to not use any of the Licensed Marks, or any marks confusingly similar to the Licensed Marks, for any purpose, whether in advertising, promotional materials or otherwise, except as expressly permitted by this License.

5.7.	Any and all uses of the Licensed Marks by Buyer shall be only as permitted by this License, and then only for goods and services that meet Nautilus Quality Standards as set forth in Schedule F to this License. Nautilus may make reasonable modifications to Nautilus Quality Standards from time to time provided that such modifications benefit customers and/or users. Buyer shall comply with Nautilus Quality Standards and with all modifications to Nautilus Quality Standards, but shall have three (3) months to implement any such modifications to Nautilus Quality Standards unless such modifications relate to product safety, which Buyer shall immediately implement.

5.8.	Buyer shall not in any way challenge or interfere with Nautilus’ rights in the Licensed Marks or assist anyone else in doing so. Buyer shall not register or attempt to register any of the Licensed Marks or any confusingly similar marks in any country.

5.9.	Trade Names: Buyer shall not adopt or use a trade name, company identity, doing-business-as name, or any name or identity of its business entity that includes or is confusingly similar to a Nautilus Mark.

6.	Indemnification:

6.1.	Buyer shall fully indemnify Nautilus for all allegations, administrative investigations, proceedings, and actions, and lawsuits that seek to enjoin Nautilus, obtain damages from Nautilus, or that require Nautilus to comply with any official request or order, when based on an action, or a failure to act, by Buyer. Buyer shall give notice to Nautilus upon its reasonable knowledge or apprehension of such action, proceeding, or lawsuit at Buyer’s earliest opportunity.

7.	Marking:

7.1.	Buyer shall mark patent numbers on goods incorporating inventions claimed in a licensed patent. Nautilus may provide Buyer with notice of Nautilus owned patents that read on Buyer’s products and Buyer shall include such patent marking in a timely manner, not to exceed three months. Buyer shall not be required to mark products manufactured as of the effective date of this Agreement.

7.2.	Buyer shall use appropriate trademark designations (e.g., ®, ™) in connection with all Licensed Marks and as directed by Nautilus.

8.	Dispute Resolution:

8.1.	All disputes, except disputes pertaining to payments of royalties shall be resolved according to the following procedure:

8.1.1.	When a dispute arises, the aggrieved party shall provide written notice of the grievance(s) (alleged breach, etc.) to the other party and specify the grounds therefore. The notified party shall acknowledge receipt within 5 business days and within 30 business days notify the aggrieved party whether it intends to cure the grievance or if it disputes the grievance.

8.1.2.	If the dispute remains after response, then within 15 days a senior manager from each party shall meet in person and endeavor to resolve the grievance(s).

8.1.3.	If the managers are unable to resolve the grievance, then either party may require non-binding arbitration to be conducted in accordance with the rules of the AAA and must be completed within 45 days of the management meeting.

8.1.4.	If neither party requires arbitration, or after arbitration, either party may seek redress in the courts. Venue and jurisdiction shall be either state or federal court in Washington. The non-breaching party shall recover its attorney’s fees from the breaching party. If neither party is a breaching party, each party shall bear its own fees and costs.

8.2.	All disputes involving royalties, payments, or monies due shall be resolved according to the following procedure:

8.2.1.	The aggrieved party shall provide written notice to the other party and the other party shall cure the breach or provide notice it disputes the grievance within twenty (20) business days. The parties may agree on a payment schedule and so long as payments are made in accordance with the agreed upon schedule, no breach shall be deemed to have occurred.

8.2.2.	If the parties cannot agree on a schedule for repayment or otherwise dispute the amounts due or time payment is due, then either party may seek redress in the courts. Venue and jurisdiction shall be either state or federal court in Washington. The non-breaching party shall recover its attorney’s fees from the breaching party. If neither party is a breaching party, each party shall bear its own fees and costs.

9.	Domain Names:

9.1.	Nautilus shall cooperate with Buyer to direct internet traffic seeking information of commercial products to a website designated by Buyer.

9.2.	Buyer shall not register or attempt to register any domain name that is in whole or in part the same as or confusingly similar to a Licensed Mark.

10.	Registration, Filings and Enforcement.

10.1.	Registrations and Filings. Nautilus, in its sole discretion, has the option to, but is not required to: (i) file additional applications to register marks in the United States and/or in any other country or trademark registration jurisdiction; (ii) maintain any registration for any one or more of the Licensed Marks in any country; (iii) file to register copyrights in the United States in the name of Nautilus as owner for any one or more copyrighted works; and/or (iv) file any U.S. Patent Application, and/or maintain a patent or pending application for any one or more inventions. Buyer shall cooperate with Nautilus, at Buyer’s expense, and as requested by Nautilus, by providing information concerning the use of marks and specimens of use so as to assist Nautilus to maintain registrations.

10.2.	Enforcement. Nautilus has the sole right and option, at Nautilus’ sole discretion, to take any or no action against violators or alleged violators of any of the subject matter licensed by this License and/or relating thereto. Buyer has no right to and shall not threaten to initiate or take any action relating to the Licensed Marks, Licensed Patents, and/or to any other subject matter or rights relating to this License.

10.3.	Possible Enforcement by Buyer:

10.3.1.	If Buyer discovers that any of the Licensed Patents and/or Licensed Marks are infringed, Buyer shall timely communicate the details of the infringement to Nautilus. Nautilus shall thereupon have the right, but not the obligation, to take whatever action it deems necessary, including the filing of lawsuits, to protect the rights of the Parties to this License and to terminate such infringement. Buyer shall provide reasonable assistance to Nautilus at Buyer’s expense, if Nautilus takes any such action, but all expenses of Nautilus shall be borne by Nautilus. If Nautilus recovers any damages or compensation for any action it takes hereunder, Nautilus shall retain 100% of such damages after reimbursement of Buyer’s expenses incurred in assisting Nautilus in this action.

10.3.2.	Nautilus shall have ninety (90) days from the receipt of such details of infringement from Buyer to decide, in its sole discretion, whether to take any action to stop such infringement. Nautilus shall provide Written Notice of Nautilus’ decision to Buyer before the end of such ninety (90) day time period.

10.3.3.	If Nautilus decides not to file any action (or to discontinue any action if initially undertaken by Nautilus), Buyer shall also have the right, but not the obligation, to take any such action to stop the infringement, in which case Nautilus shall provide reasonable assistance to Buyer at Nautilus’ expense so long as Nautilus is not a party (by joinder or otherwise) to any action, but all of Buyer’s expenses shall be borne by Buyer. If Nautilus decides not to file any action, and/or to discontinue any action if initially undertaken by Nautilus, and Buyer decides to take such action and/or to continue any action that Nautilus decides to discontinue, then Buyer shall provide Written Notice to Nautilus of Buyer’s decision and, if Nautilus is a party (by joinder or otherwise) to such action, then Buyer shall bear all of Nautilus’ expenses of participation in such action incurred from the time Buyer decides to take such action and/or continue such action, including, but not limited to, subsequently incurred attorney’s fees through and including trial and upon appeal In such event Buyer will retain 100% of damages recovered after reimbursement of Nautilus’ expenses incurred in assisting Buyer in this action.

10.3.4.	The Party pursuing the action shall be entitled to control the action; provided, however, no settlement shall be entered into without the written consent of Nautilus, which consent shall not be unreasonably withheld. Nautilus is not required to consent to any settlement that grants an alleged infringer a license under any one or more of the Licensed Patents and/or any one or more of the Licensed Trademarks; and/or that allows an infringer to continue to use a mark that is in Nautilus’ sole determination confusingly similar to a Licensed Mark.

11.	Written Notice. Any Written Notice that is required under this License shall be in writing and shall be deemed delivered upon actual delivery to the other party in the case of hand delivery, which includes delivery by a recognized courier (such as FedEx), or upon deposit thereof in the United States mail by certified mail return receipt requested (provided the address for notice is in the United States), with postage thereon fully prepaid, addressed as follows:

To Nautilus:	Nautilus, Inc.
Attention: Legal Department
16400 SE Nautilus Drive
Vancouver, WA 98683

To Buyer:	Med-Fit Systems, Inc.
Attn: Dean Sbragia
543 E. Alvarado St.
Fallbrook, CA 92028
email: medfit@aol.com

With a copy to:

w|r Law Group
Attn: William Reavey
5330 Carroll Canyon Rd., Suite 210
San Diego, CA 92121
email: wreavey@thewrlaw.com

12.	Confidentiality and Unauthorized Disclosure.

12.1.	Nondisclosure. The Receiving Party agrees that it will not disclose Confidential Information to any third party, directly or indirectly, under any circumstances or by any means, without the Disclosing Party’s prior written consent. Subject to the foregoing prohibitions, Buyer may exploit engineering and design information concerning Fitness Products and Accessories in the Commercial Channel as Buyer deems appropriate.

12.2.	Nonuse. The Receiving Party further agrees that it will not use Confidential Information except as may be necessary to perform its obligations and/or exercise its rights under this License.

12.3.	Protection. Notwithstanding anything contained in this License to the contrary, the Receiving Party may disclose Confidential Information to its employees, representatives and other agents (“Representatives”) strictly on a need-to-know basis. The Receiving Party and its affiliates and their respective employees, agents, representatives and subcontractors who receive or have access to Confidential Information agree to take all reasonable precautions to protect the confidentiality of Confidential Information.

12.4.	Compelled Disclosure. If the Receiving Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or applicable law or regulation) to disclose any Confidential Information, the Receiving Party shall (unless prohibited by such demand or process) give the Disclosing Party prompt written notice of the requirement before releasing the information so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of the Agreement. The Receiving Party shall cooperate with the Disclosing Party to obtain a protective order. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the terms of this § 12, the Receiving Party shall provide only that limited portion of the Confidential Information that is legally required and shall exercise best efforts to obtain assurance that confidential treatment will be accorded the information. Upon request of the Disclosing Party, the Receiving Party shall provide an opinion of counsel to the Disclosing Party to the effect that the Receiving Party is legally compelled to disclose the information.

13.

Disclaimer. ALL RIGHTS LICENSED BY NAUTILUS ARE LICENSED “AS IS” AND WITHOUT ANY WARRANTY OF ANY KIND. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NAUTILUS HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND/OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND/OR WARRANTIES AGAINST INFRINGEMENT. THE MAXIMUM LIABILITY OF NAUTILUS TO BUYER RELATING TO THIS AGREEMENT SHALL BE NO GREATER THAN THE TOTAL OF ANY ROYALTY

ACTUALLY PAID BY BUYER TO NAUTILUS DURING THE TWELVE MONTH TIME PERIOD IMMEDIATELY PRECEEDING THE DATE A CLAIM IS MADE AGAINST NAUTILUS BY BUYER.

14.	Export Restrictions. Buyer agrees to comply with all applicable international and national laws that apply to products, including U.S. Export Administration Regulations, as well as End-User, End-Use and Destination restrictions issued by the United States and other governments. Nothing in the preceding sentence shall be construed to grant Buyer any rights in any manner for any purpose not expressly recited by this License.

15.	Court and Law. This Agreement shall be interpreted in accordance with and governed by the substantive and procedural laws of the State of Washington, without regard to its choice-of-law principles. The parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Washington, Clark County, or of a U.S. District Court for the Western District of Washington, USA in connection with any dispute relating to this License Agreement and/or to any alleged breach of this License Agreement. Each party hereby irrevocably waives any objection that the party may now or hereafter have regarding this choice of forum.

16.	Successors and Assigns.

16.1.	This Agreement may be assigned in its entirety to an assignee that is not a Competitor so long as (i) the assignee agrees to all the terms of this Agreement in writing to Nautilus, (ii) the assignor is not in material breach at the time of assignment, and (iii) the parties are not in dispute resolution or litigation at the time of assignment.

16.2.	The Agreement may be assigned to an assignee that is a Competitor so long as (i) the assignee agrees to all the terms of this Agreement and the below amendments, in writing to Nautilus, (ii) the assignor is not in breach at the time of assignment, and (iii) the parties are not in dispute resolution or litigation at the time of assignment. Upon assignment to a Competitor, the Agreement shall be modified as follows:

16.2.1.	The licenses to the Nautilus Marks shall terminate;

16.2.2.	The licenses to the Commercial Marks shall terminate if those Marks are not yet assigned to Buyer;

16.2.3.	The royalty rate for the licenses to the Nautilus Patents shall increase to 5% of Net Sales of Fitness Products incorporating the invention of a Nautilus Patent.

16.3.	Upon assignment of this Agreement to any party, in addition to the modifications specified above, the licenses to Other Intellectual Property of §§ 2.7 and 2.15 and the covenant-not-to-sue under “any Nautilus owned or licensed intellectual property rights” of § 2.23 shall terminate.

16.4.	This Agreement shall terminate in the event that Buyer or any assignee uses any Licensed IP to sell or offer to sell products in the Retail or Direct Channels without the express written consent of Nautilus.

17.	General Provisions.

17.1.	Nautilus warrants it owns or is licensed to grant the rights, licenses, covenants, and future assignments granted in this Agreement.

17.2.	Entire Agreement. The Asset Purchase Agreement, License, and the attached Schedules contain the entire agreement of the parties relating to licensing of intellectual property rights from Nautilus to Buyer, and supersedes all existing agreements and all other oral, written or other communications between the parties relating to its subject matter.

17.3.	Modifications and Amendments: This License Agreement cannot be modified except in a writing signed by all of the parties and that expressly recites that the writing is an amendment to or a modification of this License Agreement.

17.4.	Compliance with Laws: Buyer shall at all times comply with all applicable laws, statutes, rules, regulations and ordinances, including without limitation those governing wages, hours, desegregation, employment discrimination, health and safety, and equal opportunity laws and regulations to the extent that they are applicable.

17.5.	Nonwaiver. No failure on the part of Buyer or Nautilus to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer or Nautilus of any right hereunder preclude any further exercise thereof of such right or of any other right.

17.6.	Severability. Any provision of this Agreement that is prohibited or rendered unenforceable by any law shall be ineffective only to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

17.7.	Force Majeure. Neither party shall be liable for delays due to any cause beyond the control and without the fault or negligence of the Party incurring the delay, including, to the extent it satisfies the above description, any fire, unusual weather conditions, riot, act of God, act of the public enemy, death or incapacity of an individual who is to perform work, or other similar event. However, both Parties agree to seek to mitigate the potential impact of any such delay. The Party incurring the delay shall within thirty (30) business days from the beginning of the delay, notify the other Party in writing of the causes of the delay and its probable extent. The notification of delay shall not be the basis for a request for additional compensation. In the event of any such delay, any required completion date may be extended by a reasonable period not exceeding the time actually lost by reason of the delay.

17.8.	No Other Representations. Buyer and Nautilus hereby acknowledge that they have not been induced to enter into this License by any representation or warranty not set forth in this License or the Asset Purchase Agreement.

17.9.	Headings. The headings and subheadings of this License are intended for convenience of reference only and shall not be used to interpret this License or affect the construction of this License.

17.10.	Construction. Words importing the singular include the plural, words importing any gender include every gender and words importing persons include entities, corporate and otherwise; and (in each case) vice versa. Whenever the terms “including” or “include” are used in this License in connection with a single item or a list of items within a particular classification (whether or not the term is followed by the phrase “but not limited to” or words of similar effect) that reference shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on, or an exclusive enumeration of the items within that classification.

17.11.	Survival. The terms, provisions and representations contained in this License Agreement shall survive any termination or expiration of this License Agreement to the extent that such survival is necessary to give effect to their full meaning and intent. Without limiting the foregoing, the parties expressly agree that the following Sections (including all sub-parts, unless a specific sub-part is specified) of this License shall survive termination and expiration of this License: § 1; § 3 for Royalties on Net Sales prior to termination and the completion of unfinished goods §§5, 6, 7, 8; §10; §§11 12, 13, 14, 15, and §16.

17.12.	Third Party Beneficiaries. This License is intended solely for the benefit of the parties hereto. Except as expressly set forth in the License, nothing in the License shall be construed to create any liability to or any benefit for any person not a party to this License.

17.13.	Counterparts. This License Agreement may be executed in any number of counterparts, which together will constitute one instrument.

17.14.	Independent Contractors. Buyer and Nautilus are independent contractors and are not the agent(s) of one another for any purpose. Neither Buyer nor Nautilus shall have any authority to bind or obligate one another.

17.15.	Ethical Conduct. Buyer and Nautilus shall use the highest ethical standards in their business activities and shall each not do anything to bring the other into an unfavorable light.

/ / /

/ / /

/ / /

17.16.	Determining Time Periods. Time periods for Written Notice under this Agreement, such as a time period for taking action upon Written Notice, shall not count the day the Written Notice is effective and shall end at midnight Vancouver, Washington time of the last day of the time period.

In agreement hereto the parties have signed below.

Med-Fit Systems, Inc. (Buyer)	Nautilus, Inc. (Nautilus)

/s/ Dean Sbragia	/s/ Kenneth L. Fish
Signature	Signature

Dean Sbragia	Kenneth L. Fish
Printed Name	Printed Name

President	CFO
Title	Title

February 19, 2009	February 19, 2009
Date	Date